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BELL, BOYD & LLOYD LLC                        THREE FIRST NATIONAL PLAZA

                                              70 WEST MADISON STREET, SUITE 3300
                                              CHICAGO, ILLINOIS 60602-4207
                                              312 372-1121  FAX  312 372-2098

                                              OFFICES IN CHICAGO
                                              AND WASHINGTON, D.C.



                               September 12, 2003



LKQ Corporation
120 North LaSalle Street
Suite 3300
Chicago, IL  60602

        Re:   Registration Statement on Form S-1
              ----------------------------------

Ladies and Gentlemen:

          We have acted as counsel for LKQ Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-1, Registration No. 333-107417 (the "Registration Statement") relating to the registration of up to 6,000,000 shares of the Company's common stock, par value $0.01 per share, consisting of up to 4,000,000 shares proposed to be issued and sold by the Company (the "Company Shares") and up to 2,000,000 shares to be sold by certain of the stockholders of the Company (the "Selling Stockholder Shares") to a group of underwriters for resale pursuant to an underwriting agreement (the "Underwriting Agreement").

          We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Company Shares and the proposed sale of the Selling Stockholder Shares and have examined the Registration Statement and such corporate and other records, documents, instruments, certificates and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

          Based on the foregoing, we are of the opinion that:

          1. The Company is a corporation duly incorporated in and validly existing under the laws of the State of Delaware.

          2. The Company Shares are legally authorized and, upon issuance and delivery thereof in accordance with the terms of the Underwriting Agreement, and the receipt by the Company of the purchase price therefor, will be legally issued, fully paid and non-assessable.

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          3. The Selling Stockholder Shares are legally issued, fully paid and non-assessable.

          Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution, and the reported judicial decisions interpreting such laws, and we do not express any opinion covering any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

                                           Very truly yours,


                                           /s/ Bell, Boyd & Lloyd LLC